EXHIBIT 23.2




                       CONSENT OF INDEPENDENT ACCOUNTANTS

       We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated October 4, 1994 relating to the consolidated financial statements of Technology Service Group, Inc., which appears in such prospectus. We also consent to the application of such report to the Financial Statement Schedule for the years ended April 1, 1994 and April 2, 1993 listed under item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referenced to in such report also include this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP


Philadelphia, PA
May 8, 1996